Exhibit 11

COMPUTATION OF PER SHARE EARNINGS
(Dollars in thousands)

	For the three months ended
	June 30, 2004			June 30, 2003

	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$754	1,338,990	$0.56	$625	1,334,136	$0.47

Effect of dilutive securities
Options		54,515			52,709

Diluted EPS
Income available to common shareholders	$754	1,393,504	$0.54	$625	1,386,845	$0.45

	For the six months ended
	June 30, 2004			June 30, 2003
Basic EPS
Income available to common shareholders	$1,474	1,335,384	$1.10	$1,410	1,321,629	$1.06

Effect of dilutive securities
Options		55,853			50,529

Diluted EPS
Income available to common shareholders	$1,474	1,391,236	$1.06	$1,410	1,372,158	$1.02